As filed with the Securities and Exchange Commission on October 1, 2020

Registration No. 333- 233106

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Momenta Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3561634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip code)

Alejandra Carvajal

Momenta Pharmaceuticals, Inc.

301 Binney Street

Cambridge, Massachusetts 02142

(617) 491-9700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter N. Handrinos

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

(617) 948-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-233106 on Form S-3 (the “Registration Statement”), filed by Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on August 7, 2019, pertaining to the registration of: (i) an indeterminate number of shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”); (ii) an indeterminate number of shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), (iii) an indeterminate number of debt securities; and (iv) an indeterminate number of warrants to purchase Common Stock or Preferred Stock.

On October 1, 2020, pursuant to an Agreement and Plan of Merger, dated as of August 19, 2020, by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Vigor Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on October 1, 2020.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Craig A. Wheeler
Name:	Craig A. Wheeler
Title:	President and Chief Executive Officer

No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.